Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

Carver Bancorp, Inc.

and

Wells Fargo Central Pacific Holdings, Inc.

dated as of

February 1, 2021

i

6.9	Headings	13
6.10	Counterparts	13
6.11	No Implied Rights	13
6.12	Recognition of the U.S. Special Resolutions Regimes	13

Schedules

Schedule A: Term Sheet

Schedule B: Significant Subsidiaries

ii

STOCK PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of February, 2021, by and between Carver Bancorp, Inc., a Delaware corporation (the “Company”), and Wells Fargo Central Pacific Holdings, Inc., a Delaware corporation (the “Investor”).

W I T N E S S E T H :

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock” and such shares of Common Stock, the “Common Shares”) and Non-Cumulative Non-Voting Participating Preferred Stock, Series E, par value $0.01 per share (the “Series E Preferred Stock” and such shares of Series E Preferred Stock, the “Preferred Shares” and, together with the Common Shares, the “Shares”), the terms of which are set forth in the Term Sheet attached as Schedule A hereto;

WHEREAS, the Company operates predominately through its wholly owned banking Subsidiary (as defined below) Carver Federal Savings Bank, a minority-owned depository institution organized under the laws of the United States as a federal savings bank (the “Bank”); and

WHEREAS, the Investor is committed to supporting economic growth in the diverse communities in which the Company and the Bank operate and providing direction to the Company and Bank in support of their objectives to provide financial services to underserved populations.

NOW, THEREFORE, the parties hereto hereby agree as follows.

1. Purchase of the Stock.

1.1 Purchase of the Stock. Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Common Shares and the Preferred Shares at the respective purchase prices set forth on Schedule A hereto (the “Purchase Price”).

1.2 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at such place, time or date as the parties hereto may agree (the time and date of the Closing being herein referred to as the “Closing Date”). Against payment by the Investor of the Purchase Price by wire transfer of immediately available funds to the account(s) designated by the Company, the Company will deliver to the Investor a receipt or similar record confirming that the Shares, which shall be in book-entry form, have been registered in the name of the Investor in the Company’s stock register.

2. Representations and Warranties of the Company.

As used in this Article 2, (i) any reference to any event, change or effect being “material” with respect to the Company or any of the Company Subsidiaries (as defined below) means an event, change or effect which is material in relation to the business, condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, and (ii) the term “Material Adverse Effect” means a material adverse effect on the business, condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, with respect to the Company, a Material Adverse Effect shall not include an effect resulting from (a) any change in law or GAAP (as defined in Section 4.5(b) hereof) or interpretations thereof that applies to the Company or any Company Subsidiary, (b) any change in general economic, business , financial or credit market conditions, (c) changes after the date hereof in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (d) disasters, calamities, weather conditions, similar events, any military conflict, act of terrorism, outbreak or escalation of hostilities or declared or undeclared war or any other force majeure event any other force majeure event, except to the extent any such change, event, occurrence, fact, effect or condition has a disproportionate adverse effect on business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other persons similarly situated in the same industry.

The Company represents and warrants to the Investor as of the date hereof and at the time of payment and delivery of the Purchase Price (the “Time of Payment and Delivery”) as follows:

2.1 Organization, Good Standing and Authorization.

(a) The Company and each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to perform its obligations under this Agreement. The Company and each Company Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such licensing, qualification or good standing, except for any failure to be so licensed, qualified or be in such good standing which could not be reasonably expected to have a Material Adverse Effect.

(b) The Schedule of Subsidiaries, attached hereto as Schedule B, sets forth a true and complete list of all Subsidiaries (as defined below) of the Company (each hereinafter referred to individually as a “Company Subsidiary” and collectively as the “Company Subsidiaries”). For purposes of this Agreement, the term “Subsidiary” shall mean with respect to any Person (as defined below), any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation’s or other entity’s board of directors (or similar governing body), or otherwise having the power to direct the business and policies of such corporation or other entity. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(c) The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights and to general equity principles.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, of which 3,062,850 shares of Common Stock are issued and outstanding, and (ii) 2,000,000 shares of the Company’s preferred stock (the “Preferred Stock” and together with the Common Stock, the “Capital Stock”), of which 17,601 shares of Preferred Stock designated as Convertible Non-Cumulative Non-Voting Participating Preferred Stock, Series D are issued and outstanding. All of the issued and outstanding shares of Capital Stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

(b) There are no shares of Capital Stock or other securities of the Company reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of Capital Stock or other securities of the Company or any commitments of any character relating to the issued or unissued Capital Stock or other securities of the Company.

2.3 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance and consummation by the Company of the transactions contemplated hereby will not:

(a) contravene, conflict with, or constitute or result in a breach or violation of, or a default under any of the Company’s organizational documents;

(b) contravene, conflict with, or constitute or result in a breach or violation of, or a default under, any material agreement under which the Company or any of the Company Subsidiaries is bound or to which any materials assets thereof are subject; or

(c) contravene, conflict with, or constitute or result in a breach or violation of any law, judgment, decree or order of any court, administrative agency, governmental entity or other tribunal of competent jurisdiction (“Order”) to which the Company is subject.

2.4 Subsidiaries; Investments.

(a) Except for the Subsidiaries of the Company set forth in Schedule B, the Company does not own any shares of capital stock or other equity or voting securities of, or similar interest in, any other Person.

(b) The Company owns, either directly or indirectly through one or more subsidiaries, all of the capital stock or other equity interests of the Subsidiaries free and clear of all Liens, other than transfer restrictions imposed by applicable Laws. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries held directly or indirectly by the Company have been duly authorized and are validly issued, fully paid and nonassessable. There are no shares of capital stock or other securities of any of the Company Subsidiaries reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of any of the Company Subsidiaries or any commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary.

(c) Each of the Company Subsidiaries is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as it is now being conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries is duly qualified and licensed to do business, and is in good standing, in each jurisdiction where the character of its assets owned or held under lease or the nature of the business conducted by it makes such qualification necessary except where the failures of all of such Company Subsidiaries to so qualify or be licensed has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.5 Financial Statements.

(a) The Investor has been furnished with the (i) audited consolidated balance sheet of the Company as at the end of the two most recently completed fiscal years for which financial statements are available as of the date of this Agreement, (ii) audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company for each of the two most recently completed fiscal years for which financial statements are available as of the date of this Agreement, (iii) unaudited consolidated balance sheet of the Company as at the end of the most recently completed quarter for which financial statements are available as of the date of this Agreement (the “Base Balance Sheet Date”), and (iv) unaudited statements of income and cash flows for the nine-month period ended as of the Base Balance Sheet Date (collectively, the “Financial Statements”), including the notes thereto, together with the report thereon of the Company’s independent certified public accountants.

(b) The Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods presented.

2.6 Undisclosed Liabilities. The Company does not have any liabilities other than those (i) reflected or reserved against in the Financial Statements (including the notes thereto) or (ii) incurred in the ordinary course of business since the Base Balance Sheet Date.

2.7 Tax Matters. The Company has prepared and timely filed (including extensions that have been duly perfected) all income tax returns and all other tax returns required to be filed by it and all such tax returns were true, correct and complete in all material respects. The Company has paid all taxes due and owing by it (whether or not shown on any tax return). The sum of accrued but unpaid taxes of the Company did not, as of the Base Balance Sheet Date, exceed the reserve of taxes set forth on the face of the most recent financial statements. The Company has not participated in any “listed transactions” as defined under Treasury Regulations § 1.6011-4(b)(2).

2.8 Actions; Orders. There are no material civil, criminal or administrative actions, demands, claims or other similar proceedings (“Actions”) or Orders issued, pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary or any of their respective assets, before any governmental entity.

2.9 Compliance with Laws; Governmental Authorizations. The Company and each Company Subsidiary has complied in all material respects with the laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. The Company and each Company Subsidiary possesses, all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any governmental authority necessary for the Company or Company Subsidiary to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”) and each such Permit is in full force and effect and are currently being, and have been, complied with in all material respects.

2.10 Investment Company Act. Neither the Company nor any of the Company Subsidiaries is an “investment company” or an “affiliated person” thereof or an “affiliated person” of any such “affiliated person,” as such terms are defined in the Investment Company Act of 1940, as amended.

2.11 No Broker. The Company has not retained, or authorized to act on its behalf, any broker, finder, agent or like party who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3. Representations and Warranties of the Investor.

The Investor represents and warrants to the Company and the Bank as of the date hereof:

3.1 Organization, Good Standing and Authorization.

(a) The Investor is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to perform its obligations under this Agreement. The Investor is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such licensing, qualification or good standing, except for any failure to be so licensed, qualified or be in such good standing which could not be reasonably expected to have a material adverse effect on the Investor and its Subsidiaries, taken as a whole.

(b) The Investor has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights and to general equity principles.

3.2 Investment Representations. The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Investor also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investor’s representations contained in this Agreement, as follows:

(a) Information. The Investor has had an opportunity to ask the Company’s representatives questions regarding the offer and sale of the Shares and the terms related thereto, the Company’s business and operations, and other relevant matters, and to receive answers from them. The Company has given the Investor the opportunity to fully perform the Investor’s own due diligence.

(b) Accredited Investor. The Investor is an “accredited investor” (as defined under Rule 501 of Regulation D under the Securities Act), capable of evaluating the merits and risks of an investment in the Shares and of protecting the Investor’s own interest in connection with the purchase of Shares.

(c) Adequate Means. The Investor has adequate means to provide for its financial needs with no expectation of a return on its investment in the Shares.

(d) No Registration. The Investor understands that the Shares have not been registered under the Securities Act and, therefore, cannot be resold unless it is registered under the Securities Act or unless an exemption from such registration requirement is available. Investor is aware that the Company is not under any obligation to effect any such registration with respect to the Shares or to file for or comply with any exemption from registration.

(e) Legend. The Investor understands that the Shares may be notated with the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.”

(f) Acquisition for Investment. The Investor is acquiring the Shares for the Investor’s own account, for investment only and not with a view toward their resale or distribution, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3 No Broker. The Investor has not retained, or authorized to act on its behalf, any broker, finder, agent or like party who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4. Covenants of the Company and the Investor.

4.1 Corporate Actions for the Issuance of the Shares and Performance of Other Obligations. Prior to the Closing, the Company shall take all corporate actions necessary or appropriate to validly issue, sell and deliver the Shares to the Investor in accordance with the terms of this Agreement. The Company shall ensure that the terms set forth on Schedule A attached will be duly and promptly incorporated into the Company’s organizational documents and other agreements with stockholders, as applicable, and shall promptly share such executed documentation with the Investor.

4.2 Use of Proceeds. The Company shall use the net proceeds received by it from the sale of the Shares for the purposes set forth on Schedule A hereto.

4.3 Access to Information. As soon as reasonably practicable after they become available, unless already available on the Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), the Company shall furnish to the Investor an audited consolidated balance sheet of the Company as of the end of the fiscal year in each year after the Base Balance Sheet Date and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal years then ended, including the notes thereto prepared in accordance with GAAP, together with the report thereon of an independent certified public accountant. To the extent permitted by applicable law and the restrictions on sharing confidential supervisory information, unless already disclosed in the Company’s filings with the SEC publicly available on EDGAR, the Company shall promptly provide written notice of any initiation of material litigation or regulatory action and any developments related thereto that could reasonably be expected to result in material reputational harm to the Investor or any of its affiliates.

4.4 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

4.5 Publicity. This Agreement and its terms and the transactions contemplated hereby shall be kept confidential until the parties hereto mutually agree upon the language and timing of a press release, or until such time as one such party determines, based upon the advice of counsel, that a public announcement is required by law, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto.

4.6 Preemptive Rights. The Company shall provide the Investor with written notice of any proposed issuance (the “Issuance Notice”) by the Company of any voting Capital Stock or other equity interests in the Company or any Capital Stock or other equity interests convertible or exchangeable into, or granting the right to purchase or otherwise receive, voting

Capital Stock or other equity interests in the Company (collectively, the “Voting Stock”) at least 15 days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Voting Stock are to be issued and the other material terms of the issuance (including the terms of the Voting Stock proposed to be issued). The Company shall be entitled to purchase up to the number of Voting Stock such that the Investor would maintain its percentage voting interest in the Company, on a fully-diluted and as-converted basis, as of immediately prior to the proposed issuance. If the Investor desires to purchase any such Voting Stock, it shall deliver a written notice to the Company of such election to purchase within ten days after receipt of the Issuance Notice.

4.7 BHCA Control.

(a) Neither the Company nor the Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Voting Securities or Nonvoting Securities of the Company, or securities or rights, options or warrants to purchase Voting Securities or Nonvoting Securities of the Company, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Voting Securities or Nonvoting Securities of the Company, except where, solely with respect to any such redemption, repurchase or recapitalization of the Common Stock, the Investor is given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would cause (i) the Voting Securities “owned” or “controlled,” directly or indirectly, by the Investor or any affiliate of the Investor for purposes of the Bank Holding Company Act, as amended (the “BHC Act”) and its implementing regulations (for the avoidance of doubt, excluding any securities owned or controlled in a fiduciary capacity, solely for trading purposes, pursuant to an underwriting commitment, in inventory in connection with market making activities, received in lieu of a debt previously contracted if disposed of within the time required by applicable law, and such other holdings as may not constitute ownership or control for purposes of the BHC Act, as determined from time to time by interpretations or guidance from the staff of the Board of Governors of the Federal Reserve (the “Federal Reserve”)) to increase above 4.9% of the total Voting Securities outstanding, or (ii) the Investor’s total aggregate ownership percentage of Voting Securities and Nonvoting Securities of the Company to exceed 24.9% of the total issued and outstanding equity of the Company, consistent with the restrictions set forth in the Federal Reserve’s guidance for non-controlling equity investments, without the prior written consent of the Investor; provided, that in the event of a sale, merger, consolidation or other similar transaction involving the Company, the Company shall not take any action that would cause the Investor to own more than 4.9% of the total Voting Securities, or more than 24.9% of the total issued and outstanding equity, of the acquirer or surviving company, as applicable, following consummation of any such transaction. For the purposes of this Agreement, “Voting Securities” shall have such meaning as defined in 12 CFR 225.2(q)(1) and “Nonvoting Securities” shall have such meaning as defined in 12 CFR 225.2(q)(2), as may be amended or modified from time to time.

(b) In the event that the Company breaches its obligations under Section 4.7(a) or believes that it is reasonably likely to breach such obligations, it shall notify the Investor as promptly as practicable and shall cooperate in good faith with the Investor to modify any ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach, in accordance with Sections 4.7(c) and 4.7(d).

(c) In the event of (i) a determination by the Investor, based on advice of counsel (including internal counsel) that (A) it is impermissible under the BHC Act or other applicable law or regulatory or supervisory guidance for the Investor to continue to hold, directly or indirectly, without limitation or otherwise, any Shares, or (B) such continued holding of the Shares would be reasonably likely to result in the imposition of conditions or restrictions on the Investor’s activities or regulatory or supervisory requirements on the Investor arising under the BHC Act or other applicable law or regulatory or supervisory guidance (including any requirement that the Investor obtain an approval under the BHC Act); or (ii) the occurrence of any of the following: (A) a determination by the Federal Reserve that the Investor “controls” the Company (as “control” is used for purposes of the BHC Act), or an affirmative indication that the Federal Reserve would likely take such a view (through published guidance or other supervisory communications); (B) any other regulatory requirement, instruction or request by a governmental entity having jurisdiction over the Investor that the Investor divest or reduce its equity interest in the Company; or (B) a determination by the Investor, based on the advice of counsel (including internal counsel) that divesting or reducing its equity interest in the Company is necessary or advisable to satisfy legal and/or regulatory requirements or supervisory expectations) (any occurrence referred to in clause (i) or (ii) above, a “Regulatory Trigger Event”), then the Company shall use its commercially reasonable efforts to consult and cooperate with the Investor in order to restructure the Investor’s investment in the Company in a manner that avoids or remediates the matters giving rise to the Regulatory Trigger Event to the reasonable satisfaction of the Investor, taking account of legal or regulatory restrictions applicable to the Company. If any such avoidance or remediation involves the sale by the Investor of all or a portion of the Shares to a third party, then the Company shall use commercially reasonable efforts to facilitate such sale and transfer, including by making the Company’s management reasonably available during normal business hours to the prospective purchaser(s) of the Shares and providing customary due diligence material, subject to customary confidentiality undertakings.

(d) The Investor may, at any time following a Regulatory Trigger Event, elect to voluntarily surrender to the Company any or all of the Shares (a “Voluntary Surrender”). The Company shall, upon written notice of the Investor’s intention to effect a Voluntary Surrender, accept the surrender of such Shares as a contribution to the Company for no consideration payable to or by the Investor. The Company shall accept all such Shares specified in such Voluntary Surrender as soon as practicable, which shall be treated as authorized but unissued shares of the Company; provided, that to the extent that the Company Board determines that the acceptance of such Voluntary Surrender would have a Material Adverse Effect or cause any other stockholder of the Company to be in violation of any applicable law, regulation or supervisory guidance, then the Company, the relevant stockholder (if applicable) and the Investor shall consult and cooperate to find a mutually agreeable solution to effect the Voluntary Surrender or otherwise avoid or remediate the relevant Regulatory Trigger Event as promptly as practicable. The exercise of a Voluntary Surrender shall be within the Investor’s sole and exclusive discretion and shall be in addition to, and not in lieu of, any other remedies available to the Investor under this Agreement.

4.8 Transfer Restrictions. Notwithstanding anything to the contrary in this Agreement or in the Company’s organizational documents, the Investor shall not at any time, directly or indirectly, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of the Shares without the prior written consent of the Company (such consent not to be unreasonably delayed, conditioned or withheld). Moreover, the Investor shall not be permitted to transfer any shares of Series E Preferred Stock to the extent such transfer would cause the transferee to own in excess of 19.99% of the Common Stock (as calculated in accordance with NASDAQ Listing Rule 5635(d)).

4.9 FIRPTA Certificate. Prior to the Closing, the Company shall deliver to the Investor either (i) a validly executed Internal Revenue Service Form W-9, or (ii) a statement meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that the Company is not a “foreign person” as defined under such Treasury Regulations.

5. Termination.

5.1 Termination. This Agreement may not be terminated prior to the Time of Payment and Delivery except by the written agreement of the Company and the Investor.

5.2 Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, all further obligations of the parties under this Agreement shall terminate, except for the obligations which are intended, expressly or impliedly, to survive the termination of this Agreement.

6. Miscellaneous.

6.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed by certified or registered airmail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by email (provided a confirmation copy is sent by one of the other methods set forth above), as follows:

As to the Company:

Carver Bancorp, Inc.

75 West 125th Street

New York, NY 10027

Attention: Isaac Torres, General Counsel

Email: Isaac.torres@carverbank.com

with a copy to:

Luse Gorman PC

5335 Wisconsin Avenue NW, Suite 780

Washington, DC 20015

Attention: Lawrence M. F. Spaccasi

Email: lspaccasi@luselaw.com

As to the Investor:

Wells Fargo Central Pacific Holdings, Inc.

MAC D1086-074

550 South Tryon Street

Charlotte, NC 28202

Attention: Jonathan Jacob

Email: jonathan.m.jacob@wellsfargo.com

With copy to:

Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Robert L. Lee

Email: robert.l.lee@wellsfargo.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Mitchell S. Eitel

Email: EitelM@sullcrom.com

or, in each case, at such other address as may be specified in writing to the other parties to this Agreement pursuant to this Section 6.1.

6.2 Governing Law; Consent to Jurisdiction.

(a) This Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to it or its formation (including any non-contractual disputes or claims) are governed by, and shall be construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(b) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT HE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF HIS OR ITS RIGHT TO TRIAL BY JURY.

6.3 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

6.4 Assignment. Except as otherwise provided herein, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto (such consent not to be unreasonably delayed, conditioned or withheld), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that Investor may assign all of its rights and obligations to an affiliate of the Investor or to any entity that succeeds, directly or indirectly, to substantially all of Investor’s assets by merger or otherwise.

6.5 Amendment, Waivers.

(a) This Agreement may be amended only by an instrument in writing signed by the parties. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

6.7 Survival. The covenants, agreements, representations and warranties set forth in Articles 2, 3 and 4 shall survive the Time of Payment and Delivery.

6.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable as for or against any party hereto for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance or as for or against the other parties hereto, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

6.9 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

6.10 Counterparts. This Agreement may be executed in several counterparts (including by facsimile, email or other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

6.11 No Implied Rights. Except as otherwise expressly provided herein, nothing herein is intended to or shall be construed to confer upon or give to any Person, other than the parties hereto and their affiliates, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

6.12 Recognition of the U.S. Special Resolutions Regimes.

(a) In the event that the Investor is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Investor of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that Investor or a BHC Act Affiliate of Investor becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Investor are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) Definitions. As used in this Section 6.12:

(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.; and

(iv) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CARVER BANCORP, INC.

By:	/s/ Michael T. Pugh
Name: Michael T. Pugh Title: President and Chief Executive Officer

WELLS FARGO CENTRAL PACIFIC HOLDINGS, INC.

By:	/s/ Andrew DeVillers
Name: Andrew DeVillers Title: Head of Corporate Development, SVP

[Signature Page to Stock Purchase Agreement]

SCHEDULE A

Summary of the Terms of the Shares

This Term Sheet summarizes certain of the principal terms of the Shares to be acquired by the Investor from the Company. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Stock Purchase Agreement, dated February 1, 2021, by and between the Investor and the Company (the “Agreement”). This Term Sheet should be reviewed together with the form of Certificate of Designations establishing the Series E Preferred Stock, attached hereto as Annex 1.

General Terms

Security Type:

The Company’s common stock, par value $0.01 per share (the “Common Stock”); and

A new series of the Company’s Non-Cumulative Non-Voting Participating Preferred Stock, Series E, par value $0.01 per share (the “Series E Preferred Stock”).

Valuation & Purchase Price:

Pre-Money Equity Value of the Company: $46,400,000

Aggregate Purchase Amount: $4,400,000 in consideration for (i) 157,806 shares of the Common Stock (the “Common Shares”), representing 4.9% of the Common Stock outstanding, and (ii) 3,177 shares of the Series E Preferred Stock (the “Preferred Shares” and, together with the Common Shares, the “Shares”).

Price per Share: $7.75 per Common Share and $1,000 per Preferred Share (the “Preferred Purchase Price”).

Closing Date:	As soon as practicable following execution of the Agreement.

Use of Proceeds:	The Company agrees that it will use the proceeds from the Investor’s purchase of the Shares for general corporate purposes and will not use such proceeds to repurchase, redeem or otherwise monetize any interests held by other existing shareholders.

Information Rights:	The Investor will be entitled to receive customary information rights, including the right to receive (i) the Company’s audited financial statements, (ii) such information as may be necessary for the Investor to comply with portfolio monitoring requirements under applicable law (provided that such information will not be shared only with employees or other representatives of the Investor that require such information for compliance with such portfolio monitoring requirements), and (iii) notice of material litigation or regulatory actions, unless publicly available in the Company’s filings with the SEC.

Transfer Restrictions:	Investor shall not, directly or indirectly, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of Shares without the prior consent of the Company (such consent not to be unreasonably delayed, conditioned or withheld).

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Covenants Related to Regulatory Matters:	For the avoidance of doubt, the Company will not take, or omit to take, any action, that will result in the Investor holding or controlling more than 4.9% of the aggregate voting securities, or 24.9% of the total issued and outstanding equity of the Company, consistent with the restrictions set forth in Section 3(a)(3) of the BHC Act and the Federal Reserve Board’s guidance for non-controlling equity investments.

Common Shares Terms

Ranking:	The Common Stock will rank junior to all of the Company’s preferred stock (the “Preferred Stock”).

Dividends:	Each Common Share will be entitled to dividends in the amounts and at the times as determined by the board of directors of the Company in its sole discretion.

Capital Treatment:	The Common Shares are intended to qualify as common equity Tier 1 capital, consistent with the requirements set forth at 12 C.F.R. § 217.20.

Redemption Rights:	Not redeemable at the option of the Investor.

Voting Rights:	The Common Shares will carry the voting rights set forth in the Company’s Articles of Incorporation and Bylaws.

Preemptive Rights:	Subject to applicable law, the Company will ensure that Investor has pro-rata rights to participate in any subsequent equity or voting debt securities offerings to maintain its 4.9% voting interest in the Company.

Preferred Shares Terms

Ranking:	The Series E Preferred Stock will rank (i) pari passu with the Preferred Stock and (ii) senior to the Common Stock.

Conversion Upon Certain Transfers:

The Series E Preferred Stock is not mandatorily convertible under any circumstance while owned by the Investor or an affiliate of an Investor.

With the Company’s prior written consent (not to be unreasonably delayed, conditioned or withheld), and at the unaffiliated transferee’s option, each share of Series E Preferred Stock may be converted into the number of shares of Common Stock equal to the conversion ratio to be agreed between the Company and the Investor and set forth in the Certificate of Designations, subject to customary anti-dilution adjustments, upon transfer of shares of Series E Preferred Stock to any person or entity other than the Investor or an affiliate of an Investor: (i) in a widespread public distribution; (ii) in which such transferee is the Company; (iii) in which no one party or group would receive 2% or more of any class of the Company’s voting securities; or (iii) in which such transferee is a party who would control more than 50% of the voting securities of every class of the Company’s securities without any transfer by the Investor.

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Liquidation Preference:	In the event of a liquidation, dissolution or winding-up of the assets of the Company, the Investor will first receive an amount equal to the Purchase Price, together with declared but unpaid dividends (the “Liquidation Amount”), before the distribution of any proceeds to holders of Common Stock.

Dividends:

Dividends on the Series E Preferred Stock shall not be cumulative.

On each date that dividends (other than Common Stock) are payable in respect of Common Stock, holders of the Series E Preferred Stock shall be entitled to receive, if and as declared by the board of directors of the Company, dividends in an amount per share equal to the aggregate amount of such dividends or other distributions that would be payable on such date to a holder of the number of 399,120 shares of Common Stock, subject to customary anti-dilution adjustments.

Priority on Dividends:

So long as any share of Series E Preferred Stock is outstanding, no dividends may be declared on the Common Stock unless full dividends on the Series E Preferred Stock for the corresponding dividend payment date have been declared, no dividends may be paid on the Common Stock unless full dividends on the Series E Preferred Stock for the corresponding dividend payment date have been paid, and no dividends may be declared or paid on any other class or series of junior stock unless full dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) in the immediately preceding calendar quarter.

If full dividends are not paid on the Series E Preferred Stock, then any dividends declared on parity stock must be declared pro rata so that the amount of dividends declared on the Series E Preferred Stock and the parity stock bear the same ratio to each other as all dividends accrued on the Series E Preferred Stock and all such parity stock bear to each other.

Capital Treatment:	The Preferred Shares are intended to qualify as additional Tier 1 capital, consistent with the requirements set forth at 12 C.F.R. § 217.20.

Redemption Rights:

Not redeemable at the option of the Investor.

Redeemable only at the Company’s discretion (i) in whole or in part, on or after the date that is five years following the Closing Date or (ii) in whole but not in part within 90 days of a regulatory capital treatment event, in each case, consistent with the terms set forth in 12 C.F.R. § 217.20.

3

Voting Rights (Protective Provisions):

None, except that the approval of the holders of a majority of the Series E Preferred Stock, voting as a single class, will be required with respect to certain matters, including the following:

•  charter or bylaw amendments adversely affecting the powers, preferences or special rights of the Series E Preferred Stock;

•  creation of any series of senior equity securities;

•  mergers, reclassifications and similar events, if the class would be adversely affected by such event or if the terms of any stock into which this stock converts are not substantially the same; and

•  as otherwise provided by law.

Reorganization Event:

The merger, consolidation or other business combination of the Company with or into any other corporation, including a transaction in which the holders of the Series E Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Company (each, a “Reorganization Event”), shall not constitute a liquidation, dissolution or winding up of the Corporation.

Prior to a Reorganization Event, the Company and the Investor will consult with one another in good faith regarding the Investor’s status as a stockholder of the Company.

Preemptive Rights:	None.

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Annex 1 to Schedule A

Certification of Designations

Attached separately.

5

SCHEDULE B

Schedule of Subsidiaries

1.	Carver Federal Savings Bank (100%)
2.	CSFB Credit Corp. (100%)
3.	CSFB Realty corp. (100%)
4.	Carver Asset Corp. (100%)
5.	Carver Community Development Corporation (100%)
6.	Sub CDE 1, LLC (100%)
7.	Sub CDE 19, LLC (00.00%)
8.	Sub CDE 22, LLC (99.00%)
9.	Sub CDE 23, LLC (99.00%)
10.	Sub CDE 24, LLC (99.00%)
11.	Sub CDE 25, LLC (99.00%)
12.	Alhambra Holdings Corp. (100%)

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